EXHIBIT 99.1

GSI Technology, Inc. Reports First Quarter Fiscal 2022 Results

SUNNYVALE, Calif., July 29, 2021 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its first fiscal quarter ended June 30, 2021.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net revenues	$8,791	$7,686	$6,621
Gross margin (%)	54.4%	50.2%	46.1%
Operating expenses	$9,143	$9,123	$8,745
Operating loss	$(4,361)	$(5,265)	$(5,695)
Net loss	$(4,209)	$(4,982)	$(6,076)
Net loss per share, diluted	$(0.17)	$(0.21)	$(0.26)

Lee-Lean Shu, Chairman, and Chief Executive Officer, commented, "First quarter net revenue improved year-over-year and sequentially due to higher sales to Nokia, our largest customer. Increased demand for our SigmaQuad products improved gross margin and narrowed our operating loss in the quarter. The net revenues from our legacy SRAM business continue to support our newer product categories, primarily radiation tolerant devices and Gemini APU solutions. Our efforts to build market recognition of these new product categories yielded several promising results in the first quarter.”

“We shipped our first radiation-tolerant devices for a prototype satellite and increased beta customer engagement for Gemini-I systems. Winning first place in the MAFAT Challenge has opened the door to an Israeli prime contractor with whom we successfully demonstrated Gemini's overall value proposition for Synthetic Aperture Radar (SAR) applications, leading to a proof-of-concept engagement for SAR systems. We have successfully demonstrated that the APU significantly accelerates, at low power, vector search performance in such applications.”

“GSI has now expanded the market reach of the APU into applications by becoming an Amazon OpenSearch Service partner. Amazon Web Services (AWS) recently released their version 1.0 of OpenSearch for users of Elasticsearch and developers building products and services based on Elasticsearch. AWS has selected partners that offer software and extensions that support OpenSearch. GSI’s K-NN plug-in extends OpenSearch capability to K and Approximate Nearest Neighbor (KNN and ANN) implementations.”

“Our plug-in allows OpenSearch to accelerate searches, add dense vector support, and multimodal queries to very large, and billion scale databases. The acceleration of searches increases performance and lowers power consumption, providing lower cost per query to the OpenSearch community compared to CPU’s and GPU’s and enables the usage of much larger and complex databases. These product features widen our market reach and create more customer opportunities. We anticipate increasing the number of Gemini system beta users in the second half of calendar 2021 and opening up to general customers in calendar 2022.”

Commenting on first quarter results and the outlook for GSI's second quarter of fiscal 2022, Mr. Shu stated, "Supply chain shortages and the impact of rising COVID infections in Taiwan that have recently impacted the operations of our manufacturing partners are expected to impact our fulfillment of sales in the near term, and possibly for the remainder of the calendar year. Our current expectations for the upcoming second quarter are net revenues in a range of $6.9 million to $7.9 million, with a gross margin of approximately 51% to 53%."

First Quarter Fiscal Year 2022 Summary Financials

The Company reported a net loss of $(4.2 million), or $(0.17) per diluted share, on net revenues of $8.8 million for the first quarter of fiscal 2022, compared to a net loss of $(6.1 million), or $(0.26) per diluted share, on net revenues of $6.6 million for the first quarter of fiscal 2021 and a net loss of $(5.0 million), or $(0.21) per diluted share, on net revenues of $7.7 million for the fourth quarter of fiscal 2021. Gross margin was 54.4% compared to 46.1% in the prior year quarter and 50.2% in the preceding fourth quarter. The improvement in gross margin was primarily due to changes in product mix sold in the quarter, which reflects an increase in higher margin SigmaQuad sales compared to the prior periods.

In the first quarter of fiscal 2022, sales to Nokia were $3.8 million, or 42.7% of net revenues compared to $1.8 million, or 26.9% of net revenues, in the same period a year ago and $2.8 million, or 36.5% of net revenues in the prior quarter. First quarter fiscal 2022 net revenues include orders for buffer stock shipped to Nokia amounting to approximately $1.1 million that were made in anticipation of continued market tightness.

Military/defense sales were 20.0% of first quarter shipments compared to 30.1% of shipments in the comparable period a year ago and 22.5% of shipments in the prior quarter. SigmaQuad sales were 63.6% of first quarter shipments compared to 46.3% in the first quarter of fiscal 2021 and 52.9% for the previous quarter.

Total operating expenses in the first quarter of fiscal 2022 were $9.1 million, compared to $8.7 million in the first quarter of fiscal 2021 and $9.1 million in the prior quarter. Research and development expenses were $6.1 million, compared to $5.8 million in the prior year period and $6.1 million in the prior quarter. Selling, general and administrative expenses were $3.0 million in the quarter ended June 30, 2021, compared to $2.9 million for the previous year quarter and $3.0 million in the previous quarter.

First quarter fiscal 2022 operating loss was $(4.4 million) compared to $(5.7 million) in the prior year period and $(5.3 million) in the prior quarter.

First quarter fiscal 2022 net loss was $(4.2 million) compared to a net loss of $(6.1 million) in the first quarter of fiscal year 2021 and $(5.0 million) in the fourth quarter of fiscal 2021. First quarter fiscal 2022 net loss included interest and other expense of $(20,000) and a tax benefit of $172,000, compared to interest and other income of $106,000 and a tax provision of $487,000 in the prior year, primarily resulting from the settlement of a tax audit in Israel for fiscal years 2017 through 2019. In the preceding fourth quarter, net loss included interest and other expense of $(21,000) and a tax benefit of $304,000.

Total first quarter pre-tax stock-based compensation expense was $823,000 compared to $755,000 in the comparable quarter a year ago and $753,000 in the prior quarter.

At June 30, 2021, the Company had $51.5 million in cash, cash equivalents, and short-term investments and $4.3 million in long-term investments, compared to $54.0 million in cash, cash equivalents, and short-term investments and $5.8 million in long-term investments at March 31, 2021. Working capital was $54.8 million as of June 30, 2021, versus $56.0 million at March 31, 2021, with no debt. As of June 30, 2021, stockholders' equity was $73.0 million compared to $75.6 million as the fiscal year ended March 31, 2021.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2021 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 29, 2021. To listen to the teleconference, please call toll-free 1-800-437-2398 in the U.S. or 1-856-344-9206 for international approximately 10 minutes before the above start time and provide Conference ID 1559772. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

Source: GSI Technology, Inc. GSI Technology, Inc. Douglas M. Schirle Chief Financial Officer 408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020

Net revenues	$8,791	$7,686	$6,621
Cost of goods sold	4,009	3,828	3,571

Gross profit	4,782	3,858	3,050

Operating expenses:

Research & development	6,103	6,124	5,825
Selling, general and administrative	3,040	2,999	2,920
Total operating expenses	9,143	9,123	8,745

Operating loss	(4,361)	(5,265)	(5,695)

Interest and other income, net	(20)	(21)	106
	-		-
Loss before income taxes	(4,381)	(5,286)	(5,589)
Provision for income taxes	(172)	(304)	487
Net loss	($4,209)	($4,982)	($6,076)

Net loss per share, basic	($0.17)	$(0.21)	($0.26)
Net loss per share, diluted	($0.17)	$(0.21)	($0.26)

Weighted-average shares used in
computing per share amounts:

Basic	24,095	23,912	23,440
Diluted	24,095	23,912	23,440

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

		Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020

Cost of goods sold	$70	$86	$88
Research & development	470	400	413
Selling, general and administrative	283	267	254
	$823	$753	$755

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2021	March 31, 2021
Cash and cash equivalents	$44,490	$44,234
Short-term investments	7,048	9,717
Accounts receivable	4,619	3,665
Inventory	3,931	4,343
Other current assets	1,798	1,487
Net property and equipment	7,492	7,328
Long-term investments	4,281	5,792
Other assets	10,878	11,046
Total assets	$84,537	$87,612

Current liabilities	$7,039	$7,462
Long-term liabilities	4,524	4,558
Stockholders' equity	72,974	75,592
Total liabilities and stockholders' equity	$84,537	$87,612